Exhibit 10.2

TRANSITION AGREEMENT AND RELEASE

This agreement (“Agreement”) is entered into between Michael Shapiro (“Employee”) and Option Care Enterprises, Inc. (“Option Care”).

1.              Transition and Separation from Employment.

(a)            Transition and Separation from Employment. Effective as of October 1, 2025 (“Transition Date”), Employee shall step down from Employee’s position as Chief Financial Officer of Option Care Health, Inc. (“OPCH”) and his officer positions with OPCH and Option Care and shall be relieved of all duties with respect to OPCH, Option Care and their affiliates, except as otherwise set forth herein. For the period between the Transition Date and March 31, 2026 (except as otherwise set forth below, the “Termination Date,” and such period, the “Transition Period”), Employee shall be considered a non-executive employee of Option Care, serving as “Special Advisor” to the Chief Executive Officer of Option Care, during which period Employee’s duties shall include consulting on transition matters relating to Employee’s prior duties to Option Care as well as other duties requested by the Chief Executive Officer of Option Care. The parties expect that Employee’s duties during the Transition Period generally shall require Employee to provide services in excess of 33% of the average level of services performed by Employee during Employee’s employment with the Company prior to the Transition Date. Effective on the Termination Date, unless otherwise agreed to by the parties, Employee shall be deemed to have resigned, without any further action by Employee, from any and all positions that Employee holds with Option Care, OPCH, and any of their affiliates. For the avoidance of doubt, Employee’s transition to the role of Special Advisor on the Transition Date, and the related changes to Employee’s compensation and benefits as described herein, shall not constitute “Good Reason” for purposes of the Option Care Health, Inc. Amended and Restated Executive Severance Plan (the “Severance Plan”), and Employee shall not be entitled to any benefits under the Severance Plan or the Employment Agreement, dated as of October 13, 2015, between Walgreens Infusion Services, Inc. and Employee (the “Employment Agreement”) in connection with the termination of Employee’s employment as contemplated herein.

(b)            Accelerated Employment Termination. Notwithstanding Section 1(a), Option Care may accelerate Employee’s Termination Date to (and thus the Transition Period will end on) a date prior to March 31, 2026 designated by Option Care if Employee fails to materially comply with the terms of this Agreement or the Board of Directors of OPCH determines that Employee committed acts that would entitle Option Care to terminate Employee’s employment for “Cause” (as defined in the Severance Plan); provided, that Employee shall be entitled to notice and an opportunity to cure any failure to materially comply with the terms of this Agreement (if curable), provided that if such act or omission is not cured to the Board of Directors of OPCH’s reasonable satisfaction within 30 days after written notice thereof to Employee, then Option Care shall have grounds to terminate Employee pursuant to this Section 1(b). In such event, Employee will not be entitled to any Transition Benefits as set forth herein and will only be entitled to that portion of the salary and benefits that Employee accrues prior to the accelerated date of termination.

(c)            Extension. Notwithstanding any language in this Agreement to the contrary, Option Care and Employee may mutually agree to delay the Termination Date and extend the Transition Period by two consecutive six-month terms.

2.              Transition Benefits. Subject to Employee not resigning during the Transition Period, the Company not terminating Employee’s employment pursuant to Section 1(b) hereof, and provided Employee signs without revocation this Agreement and Employee complies with and does not breach this Agreement (including, without limitation, Sections 5-12 and 14-24 of the Employment Agreement as set forth in Section 4 below), then during the Transition Period: (i) Employee shall continue to be an Option Care employee and shall receive a base salary at an annualized rate of $246,000, paid in accordance with Option Care’s ordinary payroll practices; (ii) subject to Employee’s continued employment through the earlier of March 31, 2026 and the date on which payments under the MIP for fiscal year 2025 are made to other similarly situated employees, Employee shall continue to be eligible for a bonus under the Option Care Health, Inc. Management Incentive Plan (the “MIP”) for fiscal year 2025; provided, that the portion of such bonus attributable to Employee’s service during the Transition Period shall be calculated based on the base salary paid to Employee during the Transition Period; (iii) Employee shall continue to participate in any welfare or retirement benefit plans in which Employee participated as of the Transition Date, subject to the eligibility and other terms and conditions of each such benefit plan; and (iv) Employee’s outstanding equity awards under the Option Care Health, Inc. Amended and Restated 2018 Equity Incentive Plan shall remain outstanding and shall continue to vest and be settled in accordance with their terms based on Employee’s continued status as an employee of the Company through the expiration of the Transition Period, with the post-termination exercise period for any outstanding options commencing as of the Termination Date. For the avoidance of doubt, Employee shall not be eligible for a bonus under the MIP for fiscal year 2026. The benefits described in this Section 2 are referred to herein as the “Transition Benefits.”

3.              Release of Claims. In consideration of the benefits provided to Employee in this Agreement, Employee, for Employee personally and Employee’s representatives, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Option Care and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, insurers, and employees (“Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, individually or as part of a group action, known or unknown, as a result of actions or omissions occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, claims of unlawful discrimination, harassment, retaliation, or failure to accommodate; related to terms and conditions of employment; for compensation or benefits; and/or for wrongful termination of employment, under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (ERISA), the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act (FMLA), the National Labor Relations Act (NLRA), the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, any amendments to the foregoing, or any other federal, state or local statute, rule, ordinance, or regulation (in each case as amended), as well as claims in equity or under the common law for tort, breach of contract, wrongful discharge, defamation, emotional distress, and negligence or other unlawful behavior.

Nothing in this Agreement is intended to waive claims (a) for unemployment or workers’ compensation benefits, (b) for vested rights under employee compensation and benefit plans as applicable on the date Employee signs this Agreement, (c) that may arise after the date Employee signs this Agreement, (d) for reimbursement of expenses under Option Care’s expense reimbursement policies, or (e) which cannot be released by private agreement.

4.              Continuing Obligations. The Employment Agreement is hereby terminated, null and void except that Sections 5-12 and 14-24 of the Employment Agreement shall continue in full force and effect in accordance with their respective terms, and Employee hereby reaffirms his commitment to comply in full with all such obligations, and except as otherwise provided in Section 9 below.

5.              Non-Admission. This Agreement shall not be construed as an admission by any Released Party of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be evidence of such liability, wrongdoing, or unlawful discrimination.

6.              Non-Disparagement. Except as provided in Section 9 below, Employee agrees not to make, publicly or privately, statements to clients, customers, suppliers, or current and former employees of Option Care or to other members of the public that are slanderous, maliciously false, defamatory, abusive, threatening, harassing, or discriminatory toward Option Care or its products and services.

7.              Advice of Counsel, Consideration and Revocation Periods, Other Information. Option Care hereby advises Employee to consult with an attorney (of his choosing and at his cost) prior to signing this Agreement. Employee has 21 days to consider whether to sign this Agreement from the date Employee receives this Agreement and any attached information (“Consideration Period”). If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms, and Employee knowingly and voluntarily waives the remainder of the Consideration Period. Employee further agrees that Option Care has made no threats or promises to induce Employee to sign earlier. Additionally, Employee shall have seven days from the date the Employee signs this Agreement to revoke this Agreement (“Revocation Period”). If the Revocation Period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Agreement will become effective on the day after the end of the Revocation Period, provided Employee does not revoke this Agreement (“Effective Date”). Employee should return a signed copy of this Agreement and any written revocation by hand delivery, mail or email to the person identified below. Employee agrees with Option Care that changes, whether material or immaterial, do not restart the running of the Consideration Period.

8.              Applicable Law and General Provisions. This Agreement shall be interpreted under the law of the state of Illinois. This Agreement (including any surviving provisions of the Employment Agreement as set forth in Section 4 above) and any attached information sets forth the entire agreement between the parties. Employee is not relying on any other agreements or oral representations not addressed in this document. Any prior agreements between or directly involving Employee and Option Care (including, for the avoidance of doubt, the Employment Agreement except as otherwise provided in Section 4 above) are superseded by this Agreement, except Employee’s obligations under previously signed agreements related to inventions, business ideas, confidentiality of corporate information, restrictive covenants, unfair competition, cooperation, and arbitration or other dispute resolution programs remain intact. The provisions of this Agreement are severable, and if any part of this Agreement except the release of claims is found by a court or arbitrator of competent jurisdiction to be unenforceable, the remainder of this Agreement will continue to be valid and effective. This Agreement may only be amended in a writing signed by all parties (except as set forth in the preceding sentence). The headings in this Agreement are for reference only and shall not affect the substance of this Agreement.

9.              Protected Rights. Nothing in this Agreement, including but not limited to the acknowledgements, release of claims, the proprietary information, confidentiality, non-disparagement, and the return of property provisions (a) limits or affects Employee’s right to disclose or discuss sexual harassment or sexual assault disputes; (b) limits or affects Employee’s right to challenge the validity of this Release under the ADEA or the Older Workers Benefit Protection Act; (c) prevents Employee from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; (d) prevents a non-management, non-supervisory employees from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to the employee in confidence by Option Care as part of the employee’s job duties. However, by signing this Release Employee is waiving Employee’s right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not Option Care) for information provided to the government agency or where otherwise prohibited.

10.              Voluntary Release. Employee acknowledges that, by Employee’s free and voluntary act of signing below, Employee agrees to all of the terms of this Agreement and intends to be legally bound thereby.

IN WITNESS WHEREOF, the undersigned have executed this Agreement, to be effective on the Effective Date.

OPTION CARE HEALTH, INC.

By:	/s/ John C. Rademacher
Name:	John C. Rademacher
Title:	President and Chief Executive Officer
Date:	August 19, 2025

OPTION CARE ENTERPRISES, INC.

By:	/s/ John C. Rademacher
Name:	John C. Rademacher
Title:	President and Chief Executive Officer
Date:	August 19, 2025

EMPLOYEE

/s/ Michael Shapiro
Name:	Michael Shapiro
Date:	August 19, 2025